Exhibit 99.2

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated May 5, 2014 to the Board of Directors of Forest Oil Corporation (the “Company”) included as Annex G to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 filed by New Forest Oil Inc. relating to the proposed combination of the Company and Sabine Oil & Gas LLC, and (ii) the references to our firm and to such opinion in such Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Proxy Statement/Prospectus.

J.P. MORGAN SECURITIES LLC

By:	/s/ Peter Kelly
Name:	Peter Kelly
Title:	Vice President

May 28, 2014